Exhibit 99.1

FOR IMMEDIATE RELEASE
January 9, 2009
Contact:
David Sheridan
Chief Financial Officer
Seneca Gaming Corp.
716-501-2010

Seneca Gaming Corporation Announces

Fourth Quarter 2008 and Fiscal Year End Results

NIAGARA FALLS, NEW YORK – Seneca Gaming Corporation (“SGC”, or the “Company”) today reported its financial results for the three months and twelve months ended September 30, 2008, respectively.  SGC is a wholly owned, tribally chartered corporation of the Seneca Nation of Indians (“Nation”) that operates all of the Nation’s Class III gaming operations in Western New York. SGC, through its wholly owned subsidiaries, Seneca Niagara Falls Gaming Corporation (“SNFGC”), Seneca Territory Gaming Corporation (“STGC”) and Seneca Erie Gaming Corporation (“SEGC”), operates three casinos in Niagara Falls, New York (Niagara Territory) (“Seneca Niagara Casino and Hotel”), Salamanca, New York (Allegany Territory) (“Seneca Allegany Casino and Hotel”), and Buffalo, New York (Buffalo Creek Territory) (“Seneca Buffalo Creek Casino”), respectively.

Fourth Quarter Fiscal 2008 Financial Results Summary

For the three months ended September 30, 2008 (“Fourth Quarter 2008”) and comparative period in 2007 (“Fourth Quarter 2007”), consolidated net revenues were $165.2 million and $167.7 million, respectively, a decrease of $2.5 million, or 1%.  The decrease when comparing these periods was primarily due to a decrease in gaming revenues of $3.2 million, or 2%, resulting from the continued economic recession and tightening of consumer discretionary spending resulting in decreased spending by gaming patrons; offset by a decrease in promotional allowances of $0.8 million, or 3%.  Total non-gaming revenues earned in Fourth Quarter 2008 approximated those earned in the Fourth Quarter 2007.

Despite a $2.5 million decrease in net revenues as noted above, SGC’s operating income increased $1.7 million, or 4% when comparing these periods, and EBITDA decreased only $0.2 million, or less than 1%.  Although SGC incurred increased head lease expense paid to the Seneca Nation of Indians, by employing cost savings initiatives throughout the year in an effort to proactively maintain the financial health of the corporation during these tumultuous economic conditions, SGC was able to mitigate the impact of the economic factors affecting these operating indicators during the Fourth Quarter 2008.  SGC’s Adjusted EBITDA before head lease expense was $74.9 million for the Fourth Quarter 2008 compared to $70.6 million in the Fourth Quarter 2007, an increase of $4.3 million, or 6%.

Brian Hansberry, President and Chief Executive Officer of SGC, stated the following:

“In the Fourth Quarter of 2008, the economic conditions facing the region and the entire country had an impact on the financial results of SGC.  Consolidated net revenues decreased during the Fourth Quarter of 2008 compared to the same quarter last year due in large part to reduced consumer discretionary spending and reduced demand for entertainment and gaming offerings.  To help offset the effects of the economic downturn, we have instituted many expense control measures and efficiencies, including adjusting labor schedules to our lower business volumes and reducing food costs.  On December 2, 2008 we announced a 5% reduction in work force, suspension of our year-end bonus program, a salary freeze for employees earning more than $70,000 per year, and implementation of voluntary salary reductions for members of our board of directors and senior management.  I continue to believe we will weather this economic downturn because of our dedicated employees, a strong business model and the support of our owner, the Seneca Nation of Indians. Patrons will continue to experience the highest quality of gaming, entertainment and four star hospitality service that they have come to know and expect from the Seneca Gaming Corporation.”

Twelve Months Fiscal 2008 Financial Results Summary

For the twelve months ended September 30, 2008 (“Fiscal Year 2008”) and twelve months ended September 30, 2007 (“Fiscal Year 2007”), consolidated net revenues were $632.1 million and $593.0 million, respectively, an increase of $39.1 million, or 7%.  The increase when comparing these periods was the result of an increase in gaming revenues of $36.8 million, or 6%, and an increase in non-gaming revenues earned from our food and beverage, lodging, retail, entertainment and other operations of $15.9 million, or 16%.  SGC’s operating income decreased $4.0 million, or 3%, to $144.2 million from $148.2 million when comparing these periods, and EBITDA decreased $11.4 million, or 6%, to $189.7 million from $201.1 million.  During Fiscal Year 2008, SGC incurred incremental expense related to head lease expense paid to the Seneca Nation of Indians of $26.4 million and incremental slot exclusivity fees paid to New York State.  SGC’s Adjusted EBITDA before head lease expense was $257.6 million for Fiscal Year 2008 compared to $248.8 million for Fiscal Year 2007, an increase of $8.7 million, or 4%.

Recent Events

During the first two months of the fiscal year commencing October 1, 2008, SGC experienced an approximate 5% decrease in slot handle and an approximate 15% decrease in table game drop, which decreases have contributed to a decrease in net revenue of approximately 5% when compared to the same two month period of Fiscal Year 2008.

Barry E. Snyder, Sr. Chairman of the SGC Board of Directors commented:

“SGC’s decision to further employ the expense reduction measures noted by Mr. Hansberry above, was necessary to prepare for continued challenges the country is facing and came only after SGC’s proactive implementation of cost measures over the past twelve months to reduce our expenses and to increase operating efficiencies in preparation for such difficult times.   While we have been successful in obtaining such efficiencies, we believe those decisions were prudent in light of the continued economic recession and tightening of consumer discretionary spending which has resulted in decreased spending by gaming patrons as evidenced in the preliminary results for the first two months of Fiscal 2009.  While we endeavor to produce operating results generally consistent with those historically achieved we feel it is necessary and in the best interest of SGC’s owners and bondholders to continue to take measures to preserve SGC’s strong financial condition and position us for continued future growth and success.  In light of the significant deterioration of financial results and consumer discretionary spending reported by gaming companies operating in other gaming jurisdictions, SGC is extremely pleased with its ability to maintain strong operating results and low leverage relative to its peers.”

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure, but is commonly used in the gaming industry as a measure of performance and basis for valuation of gaming companies. A reconciliation of net income to EBITDA is provided at the end of this press release.

SGC defines EBITDA as earnings before interest, taxes, depreciation and amortization. SGC defines Adjusted EBITDA before Head Lease Expense as EBITDA plus pre-opening expense, other non-operating expenses and head lease expense. SGC’s calculation of EBITDA and Adjusted EBITDA before Head Lease Expense may be different from the calculation used by other companies and therefore comparisons of EBITDA and Adjusted EBITDA before Head Lease Expense may be limited. EBITDA and Adjusted EBITDA before Head Lease Expense should not be construed as a substitute for operating income or net income, as they are determined in accordance with generally accepted accounting principles.

Forward-Looking Statements

This earnings release contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “believe”, “estimate”, “anticipate”, “intend”, “plan”, “expect”, “will”, “continue”, “evaluate”, and words of similar meaning, with references to SGC and its management, indicate forward looking statements. Similarly, statements that describe our plans or goals are all forward-looking statements. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward looking statements contained in this earnings release, including, but not limited to our ability to weather this economic downturn, our ability to operate our facilities in an efficient manner, our ability to continue to provide our patrons with the highest quality of gaming, entertainment and four star hospitality service, our ability to produce operating results generally consistent with those historically achieved and our ability to maintain strong operating results and low leverage relative to our peers. Additional information concerning potential factors that could affect SGC’s financial condition, results of operations, and expansion projects are described from time to time in SGC’s periodic reports filed with the SEC, including, but not limited to, SGC’s Annual Report on Form 10-K. These Reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on SGC’s website, www.senecagamingcorporation.com.

SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release.

Earnings Conference Call

The Seneca Gaming Corporation will host an earnings conference call for investors and other members of the financial community on January 13, 2009 at 10:00AM EST. Interested parties may participate in this call by dialing 1-800-894-5910 pass code SENECA. A rebroadcast of this earnings conference call will be available for 14 days by dialing 1-800-839-2383.

Contact: David Sheridan, Chief Financial Officer for additional information at 716-501-2010.

SENECA GAMING CORPORATION

CONSOLIDATED BALANCE SHEETS

(AUDITED)

($000’s omitted)

	September 30,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$53,305	$78,662
Short-term investments	300	19,100
Receivables from affiliates	81	58
Other receivables, net	2,624	3,585
Inventories	4,196	4,421
Other current assets	9,127	8,194

Total current assets	69,633	114,020

Property and equipment, net	799,335	699,381
Restricted cash	—	14,579
Other long-term assets	66,750	57,980

Total assets	935,718	885,960

Liabilities and Shareholders’ Equity

Current liabilities:
Trade payables	3,368	6,194
Construction payables	29,619	21,201
Distributions payable to Nation	24,000	48,000
Exclusivity fees payable	9,234	9,279
Accrued interest	15,104	15,104
Accrued regulatory costs	27,888	23,240
Accrued gaming liabilities	15,657	15,100
Accrued payroll and related liabilities	10,138	16,641
Other current liabilities	13,511	5,610

Total current liabilities	148,519	160,369

Long-term debt	496,353	495,347
Total liabilities	644,872	655,716

Capital:
Retained earnings	290,846	230,244

Total liabilities and capital	$935,718	$885,960

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

 ($000’s omitted)

	Three Months Ended:		Twelve Months Ended
	(Unaudited)		(Audited)
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

Revenues:
Gaming	$163,442	$166,621	$632,580	$595,826
Food and beverage	16,595	16,220	63,272	56,608
Lodging	7,256	8,552	28,757	24,352
Retail, entertainment and other	6,547	5,744	25,032	20,190
Less: promotional allowances	(28,639)	(29,429)	(117,553)	(104,012)
	165,201	167,708	632,088	592,964

Expenses:
Gaming	42,783	43,506	169,472	153,259
Food and beverage	12,757	13,270	49,907	47,863
Lodging	3,886	3,663	15,038	11,862
Retail, entertainment and other	4,100	4,215	15,105	12,886
Advertising, general and administrative	42,244	44,161	187,011	153,838
Pre-opening costs	(8)	208	286	15,426
Depreciation	12,548	13,484	51,081	49,597

Total operating expenses	118,310	122,507	487,900	444,731

Operating income	46,891	45,201	144,188	148,233
Other non-operating income (expense)	(1,450)	(500)	(5,600)	3,220
Interest income	93	830	1,344	3,886
Interest expense	(8,493)	(10,039)	(37,325)	(36,063)

Net Income	$37,041	$35,492	$102,607	$119,276

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AUDITED)

	Twelve Months Ended
	September 30,
	2008	2007
	(Dollars in Thousands)
Cash flows relating to operating activities:
Net income	$102,607	$119,276
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	51,081	49,597
Loss on disposal of assets	166	992
Amortization of deferred financing costs and debt discount	3,238	3,232
Other than temporary decline in investments	4,200	500
Provision for Bad debts	292	407
Write-off of acquisition costs	1,192	—
Other	—	(388)
Change in operating assets and liabilities:
Current assets	(62)	(5,114)
Long-term assets	(1,193)	(13)
Current liabilities	(2,668)	11,259

Net cash provided by operating activities	158,853	179,748

Cash flows relating to investing activities:
Purchases of property and equipment	(141,383)	(163,648)
Land acquisition costs	(5,874)	(15,319)
Decrease (increase) in restricted cash	14,579	11,221
Deposits	(127)	—
Sale of investments, net	14,600	42,700

Net cash used in investing activities	(118,205)	(125,046)

Cash flows relating to financing activities:
Capital contribution from the Nation	—	3,198
Distributions paid to the Nation	(66,005)	(57,433)

Net cash used in financing activities	(66,005)	(54,235)

Net (decrease) increase in cash	(25,357)	467

Cash balances:
Beginning of period	78,662	78,195
End of period	$53,305	$78,662

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA before Head Lease

Three months ended September 30, 2008

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$37,039
Depreciation	12,548
Interest, net	8,400

EBITDA	57,987
Pre-opening costs	(8)
Other Non-operating expense	1,450
Head lease expense	15,500

Adjusted EBITDA before Head Lease	$74,929

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA before Head Lease

Three months ended September 30, 2007

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$35,490
Depreciation	13,484
Interest, net	9,209

EBITDA	58,183
Pre-opening costs	208
Other Non-operating expense	500
Head lease expense	11,706

Adjusted EBITDA before Head Lease	$70,597

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA before Head Lease

Twelve months ended September 30, 2008

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$102,608
Depreciation	51,080
Interest, net	35,982

EBITDA	189,670
Pre-opening costs	286
Other Non-operating expense	5,600
Head Lease expense	62,000

Adjusted EBITDA before Head Lease	$257,556

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA before Head Lease

Twelve months ended September 30, 2007

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$119,273
Depreciation	49,597
Interest, net	32,177

EBITDA	201,047
Pre-opening costs	15,426
Other Non-operating expense	(3,220)
Head Lease expense	35,578

Adjusted EBITDA before Head Lease	$248,831